Exhibit 10.42

Private and Confidential

15 DECEMBER 2016

KOSMOS ENERGY MAURITANIA

AND

BP EXPLORATION (WEST AFRICA) LIMITED

FARMOUT AGREEMENT RELATING TO

BLOCKS C6, C8, C12 and C13, OFFSHORE MAURITANIA

EXHIBITS

A.	Eligible Discovery	I.	Farmee Warranties
B.	NOT USED	J.1	Firm Work Programme (Exploration & Appraisal)
C.	Contract Area	2.	Firm Work Programme (Development)
D.	Form of JOA Novation Agreement	K.	Operator Transition Provisions
E.	Assignment	L.	Questions and Answers
F.	NOT USED	M.	ABC Obligations
G.	NOT USED	N.	Farmor Retained Liabilities
H.	Farmor Warranties

FARMOUT AGREEMENT

THIS AGREEMENT is entered into on the 15th  day of December 2016 by and between Kosmos Energy Mauritania, a company existing under the laws of the Cayman Islands (hereinafter referred to as “Farmor”) and BP Exploration (West Africa) Limited, a company existing under the laws of England and Wales (hereinafter referred to as “Farmee”).  The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Contracts for Blocks C8, C12 and C13 were signed on 5 April 2012 by and between Farmor, SMHPM and the Islamic Republic of Mauritania for the exploration, development and production of hydrocarbons in the Blocks C8, C12 and C13 portions of the Contract Area;

WHEREAS, the Contract for Block 6 was signed on 11 October 2016 by and between Farmor, SMHPM and the Islamic Republic of Mauritania for the exploration, development and production of hydrocarbons in the Block C6 portion of the Contract Area;

WHEREAS, as of the date of this Agreement, Farmor holds ninety percent (90%) of the rights and obligations in the Contract and the Contract Area for Blocks C6, C8, C12 and C13;

WHEREAS, as of the date of this Agreement, Farmor holds a ninety percent (90%) participating interest and a one hundred percent (100%) paying interest in the rights and obligations in the JOA for Blocks C8, C12 and C13, and when issued Farmor will hold a ninety percent (90%) participating interest and one hundred percent (100%) paying interest in the rights and obligations in the JOA for Block C6; and

WHEREAS, Farmor is willing to assign and transfer a certain undivided interest in its rights and obligations under the Contract and JOA for Blocks C8, C12 and C13, the Contract for Block C6, and when issued the JOA for Block C6 to Farmee in accordance with the terms set forth herein and Farmee agrees to accept such interest.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, Farmor and Farmee agree as follows:

ARTICLE 1

DEFINITIONS

1.1        As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below.  Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Contract or JOA, as the context requires.

Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party, and “Affiliates” shall be construed accordingly.

Agreement means this Farmout Agreement together with the Exhibits, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

Answer means a written response made by Farmor to Farmee in respect of any question or clarification sought by Farmee in respect of or in relation to the Interests, the Interest Documents or the Contract Area, as set out in Exhibit L.

Anti-Corruption Laws and Obligations means:

(a)      The OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, 1997;

(b)      the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(c)      the Bribery Act 2010 of the United Kingdom and any regulations or guidance issued pursuant to such legislation, as may be amended and supplemented from time to time; and

(d)      any act, rule or regulation of the United States of America, the United Kingdom, the Islamic Republic of Mauritania or any other relevant jurisdiction related to prevention of bribery, corruption, or money laundering, provided that, in the event that a Party acting with respect to this Agreement is outside the jurisdiction or scope of any of the aforementioned laws, such laws shall be interpreted as though such Party were within the jurisdiction and scope of such law.

Approval means the issuance of the approval of the Government required in order to effect the legal assignment and transfer of the Interests from Farmor to Farmee.

Assignment means the document, substantially in the form attached as Exhibit E, by which the Interest in the Contract is assigned and transferred to Farmee by Farmor as provided hereunder, together with any revisions or amendments thereto approved by Farmee (such approval not to be unreasonably withheld).

Associated Person means a person acting on behalf of the first Person or the first Person’s Affiliates, whether as personnel of any tier, as an officer, director or under a power of attorney or other similar authorization and specifically including consultants, representatives, agents, employees or other similar persons who have the right or power to act on behalf of the first Person or its Affiliate.

BP Senegal means BP Indonesia Oil Terminal Investment Limited, a company existing under the laws of England and Wales, being a party to the Senegal Agreement.

Brent means the arithmetic average of the high and low spot daily assessments of Brent (Dated)

quotations as published in Platt’s Crude Oil Marketwire for the relevant period of time.

Business Day means a day other than Saturday or Sunday on which banks are generally open for business in London and Dallas; and “Business Days” shall be construed accordingly.

Completion Date means the date on which the Conditions Precedent have all been satisfied or waived.

Commercial Production means any production from the Contract Area pursuant to a Development Plan (as defined under the JOA) as approved in accordance with the JOA.

Conditions Precedent means the conditions precedent contained in or referred to in Article 3.1.

Consideration has the meaning given in Article 4.1.

Contract means together the Petroleum Agreement and any extension, renewal or amendment thereto, and all exploration authorizations granted pursuant to the Petroleum Agreement or any successor title that governs all or part of the Contract Area, as all such instruments and titles are governed by the Hydrocarbon Code.

Contract Area means the area or blocks more particularly described in Exhibit C.

Control means the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in a legal entity. “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

Co-Venturer means any third party to a joint operating agreement that relates to the Contract Area from time to time, and “Co-Venturers” shall be construed accordingly.

Data means all accounts, books, data and reports in the possession, custody or control of Farmor and its Affiliates relating to the Interests including correspondence, petroleum engineering, reservoir engineering, drilling, geoscientific, seismic and all other kinds of technical data and reports, samples, well logs and analyzes in whatever form the same are maintained, including third party information, including seismic, which Farmor or its Affiliates has the right to disclose, acquired pursuant to the Interest Documents, subject to the exclusion of work product of, or attorney-client communications with, legal counsel for Farmor or any Affiliate of Farmor.

Development Carry shall have the meaning given to it in Article 4.5.

Disclosure Documents means the Disclosure Letter and the documents stored in electronic form on a hard drive provided to each Party by Intralinks Inc., that represent the entire contents of Farmor’s data room at 16.55 (GMT) (London time)/ 10.55 am Dallas time (CST) on 12th December 2016.

Disclosure Letter means the letter described as such, dated as of the date of this Agreement and addressed to Farmee by Farmor, which sets out certain disclosures against the Farmor’s Warranties.

Dollars or US$ means the currency of the United States of America.

Effective Date means 1 July 2016.

Eligible Discovery means a discovery of Hydrocarbons (as defined under the Contract) in the

Contract Area, other than the Tortue Discovery Area (from the surface to the equivalent of the oldest stratigraphy currently penetrated in the development area by the Guembeul #1A Well) and the Marsouin Discovery Area (from the surface to the equivalent of the oldest stratigraphy currently penetrated in the development area in the Marsouin #1 Well) as shown and described on Exhibit A, Parts 1 and 2.

Encumbrances means all liens, charges (fixed or floating), mortgages, pledges, encumbrances or security or net profit interests or royalty or overriding interests, carried interests, production payments, claims, options, pre-emption rights or equities or any agreement to create any of the foregoing other than (in each case) those arising under the provisions of the Interest Documents “Encumbrance” and “Encumber” shall be construed accordingly;

Exploitation Perimeter shall have the meaning given to it in the Contract.

Exploration & Appraisal Carry shall have the meaning given to it in Article 4.4.

Farmee Participating Interest Share means the Farmee's Participating Interest share accepted by Farmee on and from the Completion Date and as set out in Article 2.4.

Farmee Warranties means the representations and warranties set out in Exhibit I.

Farmee’s Account means the account information notified by Farmee to Farmor from time to time.

Farmor Retained Liabilities means all costs, charges, expenses, duties, losses, liabilities and obligations which accrue or relate to any period before, on or after the date of this Agreement and arise in relation to the matters set out in Exhibit N.

Farmor Warranties means the representations and warranties set out in Exhibit H.

Farmor’s Account means the account information notified by Farmor to Farmee from time to time with at least five (5) Business Days' Notice.

Farmor Payment Failure means: (i) any failure by the Farmor to pay any amount owed by Farmor to Farmee in respect of this Agreement (other than under Article 4.7B hereof); or (ii) any failure by Kosmos Senegal to pay any amount owed by Kosmos Senegal in respect of the Senegal Agreement.

Firm Work Programme (Development) means the Tortue development studies required to support a late 2017 investment decision on the Tortue area as set out in Exhibit J 2.

Firm Work Programme (Exploration and Appraisal) means the work programme as set out in Exhibit J 1.

Good Industry Practice means the exercise of that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected to be applied by a skilled and experienced person engaged in the same type of undertaking.

Government means the government of the Islamic Republic of Mauritania and any political subdivision, agency or instrumentality thereof, including SMHPM.

Government Official means, whether appointed, elected or otherwise, any:

(a) minister, civil servant, director, officer, principal, agent or employee or other official of: (i) any government (whether central, federal, state, provincial or local) ministry, body, department, agency, instrumentality or part of any of them; (ii) any public international organization; (iii) any department, agency or body of any government-owned or controlled company, agency, enterprise, joint venture, or partnership; and (iv) any company, agency, enterprise, joint venture, or partnership in which a government owns an interest of more than thirty percent, and/or of any public international organization (such as the World Bank or United Nations);

(b) person acting in any official, legislative, administrative or judicial capacity for or on behalf of any government department, agency, body, instrumentality or public international organization, including without limitation any judges or other court officials, military personnel and customs, police, national security or other law enforcement personnel;

(c) officer or employee of a political party or any person acting in an official capacity on behalf of a political party; and/or

(d) candidate for political office.

Guarantee means (a) the bank guarantee to be provided by non-Operator to Operator pursuant to Article 3.4(a) and (b) the guarantee to be provided by Farmee to Farmor pursuant to Article 3.4(b).

Hydrocarbon Code means Code of Crude Hydrocarbons (Law No. 2010-33 dated 20 July 2010) as modified and completed.

Initial Payment shall have the meaning given to it in Article 4.2.

Interests means an undivided legal and beneficial interest of sixty-two percent (62%) in the rights and obligations under the Contract and an undivided interest of sixty-two percent (62%) participating interest and a sixty-eight decimal eighty-nine percent (68.89%) Paying Interest in the rights and obligations under the JOA, in each case to be acquired by Farmee from Farmor pursuant to this Agreement.

Interest Documents means the Contract and JOA.

Interim Period Costs means all costs properly incurred by Operator directly in relation to the Farmee’s Paying Interest share under the JOA for Joint Operations (as defined under the JOA) undertaken by Operator pursuant to the terms of the JOA during the Interim Period if applicable, and determined pursuant to Article 4.3 but which shall not include the Farmor Retained Liabilities.

Interim Period means the period commencing from 1 July, 2016 until, but not including the Completion Date.

JOA or Joint Operating Agreement means (a) the three (3) Amended and Restated Joint Operating Agreements each dated 1 December 2014 entered into by Farmor and SMHPM for operations in the Blocks C8, C12 and C13 portions of the Contract Area; and (b) the Joint

Operating Agreement to be entered into on terms substantially similar to the JOAs set out in (a) above, by Farmor,  SMHPM and, if such JOA has yet to be executed prior to the Completion Date, by Farmee for operations in the Block C6 portion of the Contract Area, copies of which are included in the Disclosure Materials.

JOA Novation means the novation and amendment agreement in respect of the JOA to be entered into by the Parties and SMHPM pursuant to the terms of this Agreement, which forms Exhibit D, together with any revisions or amendments thereto approved by Farmee (such approval not to be unreasonably withheld).

JV Co has the meaning given in the Senegal Agreement.

Kosmos Senegal means Kosmos Energy Senegal, a company incorporated in the Cayman Islands with its registered office at 4th Floor, Century Yard, Cricket Square, Hutchins Drive, Elgin Avenue, George Town, Grand Cayman KY1-1209.

Laws/Regulations means those laws, statutes, rules and regulations governing activities under the Contract.

LNG means processed Natural Gas (as defined under the Contract) consisting primarily of methane (CH4) in a liquid state at or below its boiling point and at a pressure of approximately one (1) atmosphere.

Operator means the operator under the Contract and the JOA.

Operator Transfer Date means 1 April 2017 (or such later date as is mutually agreed between the Parties and SMHPM).

Participating Interest means as to any party to the Contract or the JOA, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Contract or the JOA as the context so requires.

Paying Interest means as to any party to the JOA, other than SMHPM, the undivided interest of such party in the payment obligations under the JOA in respect of the Participating Interest share of SMHPM in a Contract, until SMHPM elects to participate in an Exploitation Perimeter as set forth in Article 2.4 from which time the Parties’ Paying Interests in such Exploitation Perimeter will be aligned with such Party’s Participating Interests.

Person means an individual, corporation, company, government entity, state enterprise, or any other legal entity.

Petroleum Agreement means (a) the three (3) Exploration and Production Contracts each dated 5 April 2012 entered into by Farmor, SMHPM and the Islamic Republic of Mauritania for the exploration and exploitation of hydrocarbons in the Blocks C8, C12 and C13 portions of the Contract Area; and (b) the Exploration and Production Contract dated 11 October 2016 entered into by Farmor, SMHPM and the Islamic Republic of Mauritania for the exploration and exploitation of hydrocarbons in the Block C6 portion of the Contract Area, copies of which are included in the Disclosure Materials.

Preferential Right means a right held by any third party under the terms of the Contract, JOA or under applicable law rule or regulation to pre-empt the transaction contemplated by this Agreement or affect its terms in any way.

Quarter has the meaning ascribed to that term under the Contract.

Senegal Agreement means the Sale and Purchase Agreement concerning the shares of JVCo between Kosmos Senegal and BP Senegal of even date with this Agreement.

Senegal Area means the area covered by the Hydrocarbon Exploration and Production Sharing Contract granted by the Republic of Senegal dated January 17, 2012 covering the Saint Louis Offshore Profond Block and the Hydrocarbon Exploration and Production Sharing Contract granted by the Republic of Senegal dated January 17, 2012 covering the Cayar Offshore Profond Block.

SMHPM or La Société Mauritanienne Des Hydrocarbures et de Patrimoine Minier means the national oil company of the Islamic Republic of Mauritania, incorporated by Decree No. 2005-106 dated 7 November 2005 as amended by Decree No. 2009-168 dated 3 May 2009 and Decree No. 2014-01 dated 6 January 2014 under the laws of the Islamic Republic of Mauritania and having its registered office at Ilot K, Rue 42-133, No. 349, BP 4344, Nouakchott, Islamic Republic of Mauritania.

Success Fee means a fee per Barrel (as defined under the Contract) of total production of all liquid Hydrocarbons (as defined under the Contract) in the natural state or obtained from Natural Gas by condensation or separation with an API gravity equal to or greater than 22.3°, but excluding LNG, from each Eligible Discovery calculated on the basis of the average price of Brent during the relevant Quarter of production multiplied by one decimal sixty-seven cents (US$ 0.0167), which yields a Success Fee of one Dollar (US$ 1.00) per Barrel of production at a Brent price of sixty Dollars (US$ 60); provided that the Success Fee per Barrel shall not exceed two Dollars (US$ 2.00) per Barrel regardless of the average price of Brent.

Surviving Provisions means Articles 1 (Definitions and Interpretation), 2.5C (Transfer of Title and Risk), 3.2E (Acts to be Performed), 7.3A (Breach of Warranty), 7.6 (Fraud and Wilful Concealment), 8 (Tax), 9 (Confidentiality), 10 (Notices), 11 (Law and Dispute Resolution), 14 (General Provisions) and Exhibit M (ABC Obligations).

Tax means any tax, royalty, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding which is assessed, levied, imposed or collected by the Government tax authorities or any tax authorities of any other jurisdiction and includes any interest, fine, penalty, charge, fee or other amount imposed in respect of the above, and “Taxes” shall be construed accordingly.

Wholly-Owned Affiliate means, in relation to any entity, any other entity that is wholly owned and controlled by such entity or that is wholly owned and controlled by a third person which has common control over the first two entities.

ARTICLE 2

ASSIGNMENT OF INTEREST

2.1        Grant

Subject to the satisfaction of the Conditions Precedent and in exchange for the Consideration, with effect from the Completion Date Farmor shall assign and transfer to Farmee, and Farmee agrees to accept, the Interests, free from Encumbrances, excluding any Encumbrances contained within the Contract.

2.2        Joint Operating Agreement

A. Following the Completion Date the Parties shall use reasonable endeavours to agree and execute the JOA Novation with SMHPM. From the date specified in the JOA Novation, the JOA Novation shall be legally effective in accordance with its terms.

AA. In the event that the JOA for operations in the Block C6 portion of the Contract Area has not been executed by the Completion Date, Farmor and Farmee shall execute such JOA with SMHPM on terms substantially similar to the JOAs for operations in the Blocks C8, C12 and C13 portions of the Contract Area or on such other terms as the Parties agree (acting reasonably).

B. From the date of this Agreement, Farmee shall be deemed to be a party to the JOA in respect of the provision by the Operator of any information sent or released in any way to the parties to the JOA, and Farmor shall use all reasonable endeavours to procure the agreement of any Co-Venturer to the right of Farmee to receive such information pursuant to the terms of this Article 2.2B.

C. From the date of this Agreement, the Parties agree, in respect of the JOA and the Contract, to comply with the obligations set out in paragraphs 1 to 7 of Exhibit M for the duration of the JOA, the Contract and any agreements entered into that are anticipated by the JOA and or the Contract.

2.3        Binding Effect

Without prejudice to Article 3.3 and subject to Article 3.1, Farmor and Farmee shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement.

2.4        Ownership

From the Completion Date, the Participating Interests of all parties to the Contract and JOA shall be:

Person	Contract Participating Interest (%)	JOA Participating Interest / (Paying Interest*) (%)
Farmor	28	28 / 31.11
Farmee	62	62 / 68.89
SMHPM	10	10 / 0
TOTAL	100	100

*Until SMHPM elects to participate in an Exploitation Perimeter

2.5        Transfer of Title and Risk

A. On the Completion Date, title and risk in the Interests shall pass from Farmor to Farmee.

B. Farmee shall have no liability for any costs and no payments under this Agreement shall become due in respect of the Interests prior to the occurrence of the Completion Date, notwithstanding that Farmee agrees following the occurrence of the Completion Date to pay amounts to Farmor in respect of certain costs relating to the Interests that are incurred by Farmor prior to the Completion Date as part of the Consideration.

C. Save for the payment of the Consideration pursuant to the terms of this Agreement, Farmor shall be liable for and shall indemnify and hold Farmee harmless from all costs, charges, expenses, duties, losses, liabilities and obligations which Farmee pays, incurs or is liable for at any time which accrue or relate to any period prior to the Completion Date (including the Farmor Retained Liabilities) relating to the Interests.

D. To the extent not delivered or otherwise held by Farmee prior to the Completion Date all Data in the possession or control of Farmor (or copies of such Data) shall be made available for collection by Farmee at its own expense (it being agreed that such expense will be limited to Farmee’s logistical costs of collection and that Farmee will not be required to make any payment other than the Consideration for rights to ownership or use of the Data) within normal business hours as soon as reasonably practicable after the Completion Date.

ARTICLE 3

CONDITIONS PRECEDENT

3.1        Conditions Precedent

The obligations of the Parties set out in Article 2.1 and Article 4 shall be conditional upon the satisfaction or waiver (as applicable) of the following, collectively called the “Conditions Precedent”:

(i)   issuance of a letter of Approval by the Mauritanian Minister of Petroleum, Energy and Mines

approving the transfer of the Interests from Farmor to Farmee to the Contract (or such approval being deemed effective pursuant to the Contract) and written approval of such Minister designating Farmee as Operator of the Contract Area with effect from the Operator Transfer Date;

(ii)  receipt by the Parties of a waiver or other evidence in writing of the expiration or non-exercise of any Preferential Right and written approval of the proposed Assignment and transfer of Operatorship to Farmee by SMHPM;

(iii) the execution and (if applicable) delivery of the Assignment in respect of each of the Interests by the Farmor and the Farmee

(iv) receipt of written confirmation from SMHPM approving the transfer of the Interests in the JOA from Farmor to Farmee;

(v)  receipt of written evidence by the Parties of the satisfaction of any additional regulatory requirements in Mauritania which are imposed on either Party, including any requirements relating to anti-trust issues; and

(vi) no notice of termination having been given in accordance with Article 3.3C.

3.2        Acts to be Performed

A. Subject to Article 3.2D, each party shall use commercially reasonable efforts to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to ensure the Conditions Precedent are satisfied as soon as is reasonably practicable after execution of this Agreement.

B. The Parties shall keep each other informed of progress towards the satisfaction of the Conditions Precedent and shall notify the other as soon as is reasonably practicable after it becomes aware that a Condition Precedent has been satisfied or, as the case may be, validly waived.

C. Waiver of any of the Conditions Precedent (whether in whole or in part) shall require the mutual consent of Farmor and Farmee in writing.

D. The Parties agree that:

(i)   no formal request shall be sought from the Mauritanian Minister of Petroleum, Energy and Mines to approve the transfer of the Interests from Farmor to Farmee and designating Farmor as Operator of the Contract Area from Operator Transfer Date until such time as all Conditions Precedent set out in Article 3.1 have been satisfied or waived in accordance with Article 3.2C (other than the Condition Precedent set out in Article 3.1(i).

E. In the event that the transfer of the Interests becomes effective prior to the Completion Date, from the date on which the transfer of the Interests becomes effective until the Completion Date:

(i)   to the extent permitted under Laws/Regulation and the relevant Contract and JOA, Farmee shall hold the Interests for the benefit of the Farmor;

(ii)  the Farmee shall consult with Farmor in the exercise of any rights in relation to the Interests; and

(iii) the Farmor shall be liable for and shall indemnify and hold Farmee harmless from all costs, charges, expenses, duties, losses, liabilities and obligations which Farmee pays, incurs or is liable in relation to the Interests (including any amounts for which Farmee would otherwise be liable under the relevant Assignment or JOA Novation) during such period, provided that if it becomes impossible to satisfy the remaining Conditions Precedent the Farmee will reassign the Interests to Farmor and the Parties will execute all documents necessary for such reassignment in substantially the same form as those pertaining to the original assignment and will cooperate in obtaining any required approvals for such reassignment.

3.3        Termination

A. Notwithstanding any period of Force Majeure under Article 12, if each of the Conditions Precedent are not satisfied (or waived pursuant to Article 3.2C) within two hundred seventy (270) days of the date of this Agreement, then either Party shall have the right to terminate this Agreement on notice pursuant to Article 3.3C.

B. Notwithstanding any other provision of this Agreement, if, prior to the Completion Date, Farmor or any other Person is or becomes the subject of any investigation, inquiry or enforcement proceeding by a governmental, administrative or regulatory body regarding an offence or alleged offence relating to the Interests under any of the Anti-Corruption Laws and Obligations that is likely to result in a material, detrimental impact to the Interests, the Interest Documents or this Agreement, Farmee shall have the right to terminate this Agreement on notice pursuant to Article 3.3C.

BB. Notwithstanding any other provision of this Agreement, the Farmee shall have the right to terminate this Agreement on notice pursuant to Article 3.3C, if:

(i)   any of the Farmor Warranties was at the date of this Agreement, or has since become, untrue in any material respect and is likely to prevent or inhibit the ability of the Farmee to take title of the Interests; or

(ii)  the Farmor is in breach of any material undertaking in this Agreement and the breach is incapable of being cured before the Completion Date, or has continued without cure for a period of 30 days after the notice of breach from the Farmee or remains uncured two (2) days prior to the Completion Date.

C. A Party may terminate this Agreement pursuant to Articles 3.3A, 3.3B, 3.3BB, 3.3D or 3.3E by giving ten (10) days notice to the other Party and upon the expiry of such notice (unless withdrawn) this Agreement will terminate and neither Farmor nor Farmee shall have any liability under this Agreement to the other save for its obligations under the Surviving Provisions which shall survive any such termination and save for any liability for breach of this Agreement prior to the date of any such termination.  In the event that termination occurs after the date of the letter of approval by the Mauritanian Minister of Petroleum, Energy and Mines approving the transfer of the Interests from Farmor to Farmee and/or designating Farmor as Operator of the Contract Area, Farmee will reassign the Interests to Farmor. Accordingly, as soon as practical following the notice pursuant to this Article 3.3C, the Parties will execute all documents necessary for such reassignment in substantially the same form as those pertaining to the original assignment and will cooperate in obtaining any required Government approval for such reassignment.

D. If the Government imposes conditions for approval of the assignment and transfer of the Interests or transition of Operatorship as contemplated hereunder materially in excess of those which are usually imposed in similar circumstances or if such approval contains unusual and onerous conditions which any affected Party is not willing to accept, then the affected Party shall have the right to terminate this Agreement on notice pursuant to Article 3.3C.

E. Notwithstanding any period of Force Majeure under Article 12 if either Party receives notice from the Government of a rejection of the Assignment, then either Party shall have the right to terminate this Agreement on notice pursuant to Article 3.3C.

3.4        Guarantees

A.  If permitted under the Contract (or otherwise agreed with the Mauritanian Minister of Petroleum, Energy and Mines, the Parties having used reasonable endeavours to procure such agreement) each Party shall provide the Mauritanian Minister of Petroleum, Energy and Mines with a guarantee for its Paying Interest share of the amount required under the Contract. If not so permitted or agreed, Farmee, as the new Operator, shall replace the guarantee that Farmor previously provided to the Mauritanian Minister of Petroleum, Energy and Mines as Operator, and Farmor shall provide Farmee with a back-to-back guarantee for Farmor’s Paying Interest share under the JOA of the amount required under the Contract. The obligations of the Parties under this Article 3.4A shall take effect from the Operator Transfer Date.  From the Completion Date until the Operation Transfer Date, Farmee shall provide Farmor, if requested by Farmor, with a back-to-back parent company guarantee for Farmee’s Paying Interest share under the JOA of the amount required under the Contract.

B.  Farmee shall provide Farmor with a parent company Guarantee from a creditworthy Affiliate for Farmee’s payment of the Consideration under this Agreement in a form mutually agreed by the Parties on or before the Completion Date, but in no event earlier than five (5)

Business Days after the signing of this Agreement. Farmor acknowledges that for the purposes of this Article 3.4B, BP Exploration Operating Company Limited is a creditworthy Affiliate.

ARTICLE 4

CONSIDERATION

4.1        Consideration

As consideration for the assignment and transfer of the Interests Farmee agrees to pay each of the:

(i)     Initial Payment;

(ii)    Interim Period Costs;

(iii)   Exploration & Appraisal Carry;

(iv)   Development Carry; and

(v)    Success Fee,

(together the “Consideration”) subject to such payments becoming due and payable pursuant to the terms of this Agreement.

4.2        Initial Payment

Within the five (5) days following the Completion Date, the sum of one hundred twenty million Dollars (US$ 120,000,000) (“Initial Payment”) shall be paid by Farmee to Farmor by electronic transfer in immediately available funds into Farmor’s Account.

4.3        Interim Period Costs

A. Farmor shall keep Farmee advised of the costs expended during the Interim Period.  Specifically, Farmor shall provide Farmee with a written statement of the amount of the Dollar balance resulting from the initial calculation of the Interim Period Costs (the “Monthly Interim Costs Completion Statement”) no later than thirty (30) days following the end of each calendar month during the Interim Period. Farmor and Farmee agree that if the information required for such timely preparation of a Monthly Interim Costs Completion Statement is not available, Farmor’s good faith estimate of such information shall be substituted.

B. For the avoidance of doubt, Farmee shall not be required to pay the Farmor Retained Liabilities and the Farmor Retained Liabilities shall not be included in the Monthly Interim Costs Completion Statement.

C. Within sixty (60) days after the Completion Date, or within such other period as may be agreed in writing by the Parties, Farmor shall provide Farmee with a written statement giving the final amount of the Interim Period Costs (the “Final Completion Statement”).  Upon Farmee request, Farmor shall provide Farmee with copies of reports, billing statements and correspondence and any other relevant documentation in the Farmor’s possession in support of the Final Completion Statement within ten (10) Business Days of such request, which shall be made no later than ten (10) Business Days from the date the Final Completion Statement is supplied to Farmee.  Farmee shall have the right, for a period of ninety (90) days following the date of delivery of the Final Completion Statement, to audit the Interim Period Costs on prior notice and during reasonable business hours in the Farmor’s offices; and Farmor shall provide such confirmation of the said Interim Period Costs as may be requested by Farmee in order to confirm the amount of Interim Period Costs. Farmor and Farmee shall endeavor in good faith to resolve any item of adjustment to the Interim Period Costs in the Final Completion Statement within one hundred twenty (120) days following the date of delivery of the Final Completion Statement.  The agreed amount of the Interim Period Costs shall be subject to no adjustment or amendment. In the event that the Farmor and Farmee are unable to agree upon any item of adjustment within the above period, such amount shall be determined in accordance with the procedures for settling disputed invoices under the JOA.

D. Farmor shall provide Farmee with copies of all operator reports, billing statements and correspondence and any other relevant documentation in support of the Monthly Interim Costs Completion Statement and the Final Completion Statement at the same time such Statements are supplied.

E. The Interim Period Costs shall be paid by Farmee to Farmor within five (5) Business Days of the delivery of the Final Completion Statement (pursuant to this Article 4.3) by electronic transfer in immediately available funds into Farmor’s Account, subject to Farmee’s audit rights under this Article 4.3 and without prejudice to Farmee’s subsequent rights of audit and dispute.

4.4        Exploration and Appraisal Carry

A. Subject to Article 4.4C, Farmee shall pay the JOA Paying Interest share (as set out in Article 2.4) of costs otherwise due and payable by Farmor after the Effective Date under the terms of the JOA pursuant to an approved work programme and budget thereunder in connection with all activities other than those activities covered under Article 4.5 (the “Exploration and Appraisal Carry”) until the earlier of:  (i) the date on which such costs paid by Farmee plus such costs paid by BP Senegal pursuant to exploration and appraisal carry under the Senegal Agreement exceed an amount equal in the aggregate to the sum of two hundred twenty one million Dollars ($US 221,000,000) carried by Farmee in the Contract Area and by BP Senegal in the Senegal Area under the Senegal Agreement, and (ii) 31 December 2022.

B. If the total amount of the Exploration and Appraisal Carry paid pursuant to Article 4.4A by Farmee in the aggregate in the Contract Area and the exploration and appraisal carry paid by BP Senegal under the Senegal Agreement) in the Senegal Area as of 31 December 2022 is less than two hundred twenty one million Dollars ($US 221,000,000) then the difference shall be paid no later than 1 February 2023 at Farmor’s election either by Farmee to Farmor by electronic transfer in immediately available funds into Farmor’s Account or alternatively a portion of the difference paid under the Senegal Agreement with the balance being paid to Farmor pursuant to this Article 4.4B.

C. If satisfaction of the Conditions (as such term is defined in the Senegal Agreement) does not occur by the Longstop Date (as such term is defined in the Senegal Agreement) , then Farmee shall pay the Exploration and Appraisal Carry until the earlier of:  (i) the date on which such costs paid by Farmee exceed an amount equal in the aggregate to the sum of one hundred sixty-three million eight hundred thousand Dollars ($US 163,800,000) carried by Farmee in the Contract Area and (ii) 31 December 2022.

D. If the total amount of the Exploration and Appraisal Carry paid pursuant to Article 4.4C by Farmee in the aggregate in the Contract Area as of 31 December 2022 is less than one hundred sixty-three million eight hundred thousand Dollars ($US 163,800,000), then the difference shall be paid no later than 1 February 2023 at Farmor’s election by Farmee to Farmor by electronic transfer in immediately available funds into Farmor’s Account.

E.  In the event that the maximum amount payable by BP Senegal pursuant to clause 8.3(A)(i) of the Senegal Agreement is reduced in accordance with clause 8.7(A) of the Senegal Agreement, then the maximum amount payable by Farmee pursuant to Article 4.4A and 4.4B shall be reduced by an equivalent amount, provided that, if such adjustment under the Senegal Agreement is reversed pursuant to clause 8.7(D) of the Senegal Agreement, then such adjustment under this Article 4.4E shall also be reversed and an appropriate adjusting payment made.

4.5        Development Carry

A.   Subject to Article 4.5B, Farmee shall pay the JOA Paying Interest share (as set out in Article 2.4) of costs, that are properly incurred and due and payable by Farmor after the Effective Date under the terms of the JOA pursuant to an approved work programme and budget thereunder in connection with achieving Commercial Production of Hydrocarbons (as defined under the Contract) from the Tortue Discovery Area as shown in Exhibit A, Part 1, including the Firm Work Programme (Development) in Exhibit J 2, or any alternative development in the Contract Area (the “Development Carry”) until the earlier of:  (i) the date on which such costs paid by the Farmee plus such costs paid by BP Senegal pursuant to the Senegal Agreement exceed the sum of five hundred thirty-three million four hundred thousand Dollars (US $ 533,400,000) or (ii) the date first Commercial Production from a development within an Exploitation Perimeter is achieved from the Contract Area and/or Senegal Area.

B.   If satisfaction of the Conditions (as such term is defined under the Senegal Agreement) does not occur by the Longstop Date (as such term is defined under the Senegal

Agreement), then Farmee shall pay the Development Carry until the earlier of:  (i) the date on which such costs paid by the Farmee exceed the sum of three hundred fifty million Dollars (US $ 350,000,000) or (ii) the date first Commercial Production from a development within an Exploitation Perimeter is achieved from the Contract Area.

C.   For the avoidance of any doubt, there shall be no double-counting of amounts payable under Article 4.4 and Article 4.5 with the intention that Farmee shall not be required to pay more than once in respect of the same costs.

D.   In the event that the maximum amount payable by BP Senegal pursuant to clause 8.4(A)(i) of the Senegal Agreement is reduced in accordance with clause 8.7(A) of the Senegal Agreement, then the maximum amount payable by Farmee pursuant to Article 4.5A shall be reduced by an equivalent amount, provided that, if such adjustment under the Senegal Agreement is reversed pursuant to clause 8.7(D) of the Senegal Agreement, then such adjustment under this Article 4.5D shall also be reversed and an appropriate adjusting payment made.

4.6        Success Fee

A.      The Success Fee in respect of each Eligible Discovery shall be paid by Farmee, or Farmee’s Affiliate, to Farmor, or Farmor’s Affiliate, by electronic transfer in immediately available funds into Farmor’s Account no later than thirty (30) days following the end of each Quarter after the date Commercial Production exceeds twenty thousand Barrels per day (20mbd) from such Eligible Discovery and in respect of each Barrel (as defined under the Contract) of gross production of liquid Hydrocarbons (as defined under the Contract) in the natural state or obtained from Natural Gas by condensation or separation with an API gravity equal to or greater than 22.3°, but excluding LNG, produced from such Eligible Discovery in the immediately preceding Quarter.

B.      The obligation to pay a Success Fee in respect of production from each Eligible Discovery shall expire fifteen (15) years after the date of first production from such Eligible Discovery.

C.      The obligation to pay a Success Fee in respect of production from all Eligible Discoveries shall expire on the date the aggregate gross cumulative production from all Eligible Discoveries and from all Eligible Discoveries (as such term is defined in the Senegal Agreement) exceeds one billion Barrels (1bnbbl).

D.      If an index is required to be used in the calculation of Brent, and such index ceases to be published, either Farmor or Farmee may request the adoption of such substitute index as most closely resembles the original index prior to it ceasing to be published or changing. If the Parties are unable to agree within sixty (60) days of such request, the matter shall be referred for determination under Article 11.2.

E.      To the extent that a Success Fee is payable by BP Senegal under the Senegal Agreement and this Agreement in respect of the same discovery, there shall be no double-counting of amounts payable under the Senegal Agreement with amounts payable under this Agreement.

4.7        Other Costs and Cost Recovery

A. Payment of any amount payable by Farmee on Farmor’s behalf under Article 4.4A or 4.5A shall be made by Farmee after the Completion Date and following notification by Operator to Farmee that such amount is due and payable under the terms of the JOA.

B.  Except to the extent Farmee becomes liable to pay any costs on behalf of Farmor under Article 4.4 or 4.5, on and from the Effective Date each Party shall assume and be liable for its Participating Interest share of costs incurred under the Contract or JOA pursuant to their terms, with Farmee’s share of such costs to be payable from the Completion Date.   Any costs for which the Farmee would otherwise be liable under the terms of the JOA between the Effective Date and the Completion Date shall be paid by Farmor on behalf of Farmee and shall be paid to Farmor after the Completion Date pursuant to Article 4.3.

C. Each Party shall be entitled to recover its Participating Interest share of costs incurred under the Contract upon commencement of production from the relevant portion of the Contract Area regardless of whether the costs were incurred before or after the Effective Date. For the avoidance of doubt, such Participating Interest share shall be the Participating Interest held at the time such costs become recoverable under the Contract after the commencement of production and to the extent that the either Party (the "Receiving Party") receives the Participating Interest share of costs that should otherwise have been paid to the other Party (the "Entitled Party"), the Receiving Party shall pay such sums to the Entitled Party within five (5) Business Days of receipt thereof.

ARTICLE 5

OBLIGATIONS AND LIABILITIES

5.1        Acceptance of Prior Terms

Subject to the Farmor Warranties and applicable laws, Farmee hereby ratifies, confirms and accepts the terms of the Contract and the JOA.

5.2        Firm Work Programme (Exploration and Appraisal) and Firm Work Programme (Development)

Notwithstanding articles 5.9, 6.1(D) and 6.1(E) of the JOA, the Parties agree to participate in the Firm Work Programme (Exploration and Appraisal) and Firm Work Programme (Development), unless otherwise mutually agreed.  The Parties will support an amendment to the Work Program and Budget approved under the JOA to accomplish the Firm Work Programme (Exploration and Appraisal) and Firm Work Programme (Development).

5.4        Obligations in Respect of Tortue Development

Farmee supports the Tortue development concept for phase 1 proposed and supported by Farmor and an indicative work program aimed to reach a final investment decision ("FID") by the end of 2017.  Notwithstanding the foregoing, in Farmee’s view the following key decisions for the first phase development of Tortue require study or screening for the potential full field development ("FFD") solution: (i) location of breakwater and pre-treatment facility; (ii) scope of phase 1 pre-treatment facility; (iii) breakwater configuration capable of expansion; and (iv) LNG cooling solution capable of expansion.  These key decisions will be informed by the following key activities: (i) metocean survey/ report results; (ii) G&G site survey results at breakwater and Tortue sites; (iii) agreement with a third party contractor for liquefaction services; (iv) FFD concept screening to allow expansion of LNG facilities; (v) FFD concept process safety, environmental studies and operations philosophy; and (vi) FFD flow assurance and water breakthrough risk mitigation studies.  Farmee proposes (and Farmor agrees) that these key decisions and their supporting studies and surveys are completed by the end of first quarter 2017 so they are able to feed into a prompt FID decision. For the avoidance of doubt, each Party shall have complete discretion (to be exercised as it sees fit) in how it exercises its vote or decision under Interest Documents in respect of the FID decision.

5.5        Operatorship

A.  Subject to the Contract and Laws/Regulations, the Parties shall support and vote and campaign in favor of the following to be effective on the Operator Transfer Date:

(i)      Farmee to assume the role of Operator in respect of all evaluation/appraisal (including preparation of the appraisal plan), development, exploitation and production activities under the Contract upon the Completion Date;

(ii)     Farmee to perform the role of operator in respect of all Exploitation Perimeters (as defined under the Contract) in the Contract Area, including any unit which includes any Exploitation Perimeter in the Contract Area; and

(iii)    Farmor to perform the role of technical operator in respect of all exploration activities, including exploration drilling, under the Contract as set out in the JOA Novation.

B.  The provisions in Article 5.5A shall be reflected in the JOA Novation attached as Exhibit D.

C.  The agreed arrangements for the safe, smooth and efficient transition of the role of operator under the Contract and JOA are contained in Exhibit K.

5.6        Option to Sell LNG

A.  From the Completion Date, Farmee, as Operator, offers to work with Farmor and the other parties to the Interest Documents in a possible Tortue development, to develop a LNG marketing strategy and to use its experience and relationships in the market to jointly sell the LNG produced from the Tortue development.  Farmee is an experienced LNG industry player and already undertakes this role as the operator of other LNG projects also governed by a production sharing contract.

B. Additionally, Farmee’s LNG trading business will offer to purchase some or all of the LNG produced from the Tortue development on a free on board “FoB” basis through a long term LNG purchase agreement.  Farmee’s LNG trading business believe the natural market for this LNG is in Europe and would plan to offer to purchase on the basis of delivery to the European market. Farmee’s LNG trading business has industry leading trading capability and track record, and will attempt to divert purchased LNG cargos to other more attractive markets outside of Europe where possible, the benefits of any upside value achieved (net of shipping and regasification costs) will be shared equally between buyer and seller.

C.  The foregoing is subject to applicable law joint selling limitations.

5.7        The provisions of this Article 5 shall only become effective upon the Completion Date.

ARTICLE 6

INTERIM PERIOD OBLIGATIONS

6.1        Farmor Obligations

During the Interim Period, Farmor shall:

(i)      having notified Farmee in advance of the subject matter thereof, consult with Farmee in relation to any material decision (including any voting matter under the Interest Documents) in connection with the Interests (including decisions relating to the location and timing of any exploration wells), and take due consideration of Farmee’s representations in respect thereof;

(ii)     consult with Farmee in relation to the negotiation of a term sheet and any definitive agreements with a third party liquefaction contractor, and take due consideration of Farmee’s representations in respect thereof.  Additionally Farmor will take all steps within its control to afford Farmee the opportunity to attend and participate in such negotiations;

(iii)    not incur, commit to incur or approve or amend any work programme, budget, expenditure or capital commitment  relating to the Interests involving expenditure or agree to do any of the foregoing, in any case other than:

(a)   any expenditure permitted and approved under the JOA and disclosed to Farmee at the date of this Agreement;

(b)   any expenditure required to carry out the Firm Work Programme (Exploration and Appraisal);

(c)   any expenditure required to carry out the Firm Work Programme (Development);

(d)   any such expenditure in respect of which Farmee has given its prior approval (not to be unreasonably withheld or delayed)

(e)   any expenditure necessitated by any emergency (in which case Farmor shall consult with Farmee to the extent practicable in the circumstances);

(iii) conduct operations regarding the Interests in the ordinary and usual course, past practice and with the intention that the same be protected and maintained in accordance with Good Industry Practice and all applicable laws;

(iv) not (by act or omission) breach any of the provisions of the Contract or JOA or new agreements concluded in the Interim Period in accordance with this Article (and notify Farmee in a timely manner of any facts or circumstances of which it is aware or becomes aware which indicate that there has been a breach of any of the Contract or JOA by any other party or that such a breach by Farmor has occurred);

(v) take all steps within its control (and Farmor shall procure that its Affiliates take all steps within their control) to maintain and renew all governmental licences, permits, authorizations, consents and permissions necessary to own and operate the Interests;

(vi) not amend, terminate or replace any of the Contract, JOA or new agreements concluded in the Interim Period in accordance with this Article or waive or surrender any right or grant any consent thereunder, or agree to do any of the foregoing, without the written consent of Farmee (such consent shall not be unreasonably withheld or delayed);

(vii) not, without Farmee’s written consent (not to be unreasonably withheld or delayed), create any Encumbrance in relation to, sell, lease or otherwise dispose of all or any part of, the Interests, or purport to or agree to do any of the same;

(viii) in respect of the Interests, not enter into or become a party to any new licences, operating agreements (other than the JOA for operations in the Block C6 portion of the Contract Area on terms substantially similar to the JOAs for operations in the Block C8, C12 and C13 portions of the Contract Area), farm-in or farm-out agreements, unitization agreements, liquefaction agreements, charterparties, development agreement or any other agreement or undertaking or any of them (by whatever name called) or trade, relinquish, surrender, sell, assign, transfer or amend the Interests (or agree to do any of the foregoing in the future) without the prior written approval of Farmee (such approval not to be unreasonably withheld or delayed); and

(vii)  keep Farmee informed in a timely manner of all material matters in relation to the Interests,

(viii) to the maximum extent permitted by law and confidentiality obligations under agreements, provide Farmee with copies of all communications with the Government,

Mauritanian Minister of Petroleum, Energy and Mines and SMHPM in relation to the Interest Documents,

and Farmor undertakes to notify Farmee in writing promptly if it or any of its Affiliates becomes aware of any circumstance arising after the date of this Agreement which is or is reasonably likely to result in a breach of any of the covenants in this Article 6.1.

ARTICLE 7

WARRANTIES

7.1        Farmor’s Representations and Warranties

Subject to the provisions of this Article 7, and save as disclosed under the terms of the Farmor Disclosure Letter, Farmor warrants and undertakes to Farmee as at the date of this Agreement that the Farmor Warranties and the warranty at paragraph 1 of Exhibit M are true and accurate in all respects, and the Farmor Warranties and the warranty at paragraph 1 of Exhibit M shall be deemed to be repeated at the Completion Date.

7.2        Farmee’s Representations and Warranties

Farmee warrants and undertakes to Farmor as at the date of this Agreement that the Farmee Warranties and the warranty at paragraph 1 of Exhibit M are true and accurate in all respects, and the Farmee Warranties and the warranty at paragraph 1 of Exhibit M shall be deemed to be repeated at the Completion Date.

7.3        Breach of Warranty

A. Each of the Parties agrees to indemnify and hold the other Party harmless against any costs, charges, expenses, duties, losses, liabilities and obligations which such other Party pays, suffers or is liable for at any time which arise out of or in connection with the breach by the indemnifying Party of, in the case of the Farmor, any of the Farmor Warranties, or, in the case of the Farmee, any of the Farmee Warranties.

B. Farmor shall have no liability in respect of any claim made by Farmee for a breach of the Farmor Warranties, and Farmee shall have no liability in respect of any claim made by Farmor for a breach of Farmee Warranties, unless such claim:

(i)   equals or exceeds one million Dollars (US$1,000,000); or

(ii)  when aggregated with all other valid claims the Party concerned may have against the other Party that are each of a value under one million Dollars (US$1,000,000), would mean such aggregate equals or exceeds one million Dollars (US$1,000,000), and in either case the Party concerned shall be entitled to recover the whole amount of the relevant claim(s) not only the amount the relevant claim(s) (alone or aggregated) exceed one million Dollars (US$1,000,000).

C.  The Farmor shall not be liable in respect of a claim for breach of a Farmor Warranty set out in paragraphs 15.1 or 15.2 of Exhibit H or the warranty at paragraph 1 of Exhibit M to the extent that, as at the date of this Agreement, the Farmee was actually aware: (i) of the facts or circumstances giving rise to the claim for breach of such Farmor Warranty or the warranty set out at paragraph 1 of Exhibit M; and (ii) that such facts or circumstances would give rise to a claim for breach of such Farmor Warranty or the warranty at paragraph 1 of Exhibit M.

7.4        Undertakings in relation to breaches

A. Farmor undertakes that:

(i)      it shall not at any time before the Completion Date do (or permit or suffer to subsist or be done) any act or thing which would constitute a breach of any of the Farmor Warranties or the warranty at paragraph 1 of Exhibit M or which would make any of the Farmor Warranties untrue or misleading at any time; and

(ii)      upon becoming aware before the Completion Date of the actual or impending occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which:

(a)    would or might reasonably be expected to cause or constitute a breach of any Farmor Warranty or the warranty at paragraph 1 of Exhibit M;

(b)    would or might reasonably be expected to make any of the Farmor Warranties or the warranty at paragraph 1 of Exhibit M untrue or misleading;

(c)    would have caused or constituted a breach of any Farmor Warranty or the warranty at paragraph 1 of Exhibit M had it been known to Farmor before the date of this Agreement; or

(d)    would or might reasonably be expected to adversely affect (or has so affected) the Interests,

it will immediately give Farmee notice of such matter, event or circumstance with sufficient details to enable Farmee accurately to assess its impact.

B. Farmee undertakes that:

(i)      it shall not at any time before the Completion Date do (or permit or suffer to subsist or be done) any act or thing which would constitute a breach of any of the Farmee Warranties or the warranty at paragraph 1 of Exhibit M or which would make any of the Farmee Warranties or the warranty at paragraph 1 of Exhibit M untrue or misleading at any time; and

(ii)     upon becoming aware before the Completion Date of the actual or impending occurrence or non-occurrence of any matter, event or circumstance (including any omission to act) which:

(a)    would or might reasonably be expected to cause or constitute a breach of any Farmee Warranty or the warranty at paragraph 1 of Exhibit M;

(b)    would or might reasonably be expected to make any of the Farmee Warranties or the warranty at paragraph 1 of Exhibit M untrue or misleading;

(c)    would have caused or constituted a breach of any Farmee Warranty or the warranty at paragraph 1 of Exhibit M had it been known to Farmee before the date of this Agreement; or

(d)    would or might reasonably be expected to adversely affect (or has so affected) the Interests,

it will immediately give Farmor notice of such matter, event or circumstance with sufficient details to enable Farmor accurately to assess its impact.

7.5        Disclaimer of Other Representations and Warranties

A. Except for the Farmor Warranties and the warranty in paragraph 1 of Exhibit M, Farmor makes no, and disclaims any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmee in connection with this Agreement.

B. Except for the Farmee Warranties and the warranty in paragraph 1 of Exhibit M, Farmee makes no, and disclaims any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Farmor in connection with this Agreement.

7.6        Fraud and Wilful Concealment

Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit any Party’s liability for fraud or willful concealment.

7.7        Set-off

Farmee is hereby authorized and entitled at any time and from time to time, to the fullest extent permitted by law, to withhold and set-off from any payment otherwise due to be made to Farmor pursuant to Articles 4.3 to 4.6 of this Agreement or from any payment due to be made by BP Senegal pursuant to clauses 6 to 8 of the Senegal Agreement an amount equal to the amount owing pursuant to any and all Farmor Payment Failures.

ARTICLE 8

TAX

8.1        Tax Obligations

Each Party shall be responsible for reporting and discharging its own Tax measured by the profit, gain or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income under the Interest Documents will be allocated by the Government tax authorities to the Parties based on the share of income actually received by each Party.  The Parties intend that all Tax benefits (including deductions, depreciation, credits and capitalization) with respect to joint operating expenditures (whether incurred by carry or otherwise) made by the Parties hereunder or under the Interest Documents will be allocated by the Government tax authorities to the Parties based on their respective JOA Participating Interest share of each such Tax item.  If such allocation is not accomplished due to the application of the Laws/Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

8.2        Secondary tax liabilities

Each Party shall indemnify the other Party in respect of Tax demanded from the other Party which is the primary liability of the first mentioned Party.

8.3        United States Tax Election

A. If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to execute and file for each Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article.  Should there be any requirement that any Party give further evidence of this election, each Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

B. No US Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

C.  Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

8.4        Capital Gains Tax

Farmor shall pay, and shall indemnify and hold Farmee harmless against any liability for any capital gains tax (or equivalent tax) which may be, or become, payable in connection with the sale, assignment or transfer of the Interests and in respect of any costs (including reasonable legal costs), expenses, loss or damage occasioned by its failure to pay, or any delay in paying, such tax.

8.5        Transfer Taxes

Farmee shall be responsible for payment in a timely fashion of any and all transfer taxes, such as stamp duties and taxes (or equivalent duties and taxes) (including interest, penalties and/or fines thereof) (the “Transfer Taxes”) payable on or in respect of the assignment and transfer of the Interests including the execution and enforcement of this Agreement and shall indemnify and hold Farmor harmless in respect of any costs (including reasonable legal costs), expenses, loss or damage occasioned by its failure to pay, or any delay in paying, such Transfer Taxes.

ARTICLE 9

CONFIDENTIALITY

9.1        Except as otherwise provided in the Contract and the JOA, each Party agrees that the existence of and all terms of this Agreement and all information disclosed under this Agreement by either Party (except information in the public domain or lawfully in possession of a Party prior to the date of this Agreement) shall be considered confidential information and shall not be disclosed to any other person or entity without the prior written consent of the other Party. This obligation of confidentiality shall remain in force during the term of the Contract and for a period of three (3) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article 9 in the following circumstances:

(i)         to an Affiliate provided the Affiliate is bound to the provisions of this Article 9 and the Party disclosing is responsible for the violation of an Affiliate;

(ii)        to a governmental agency or other entity when required by the Contract;

(iii)       to the extent such information is required to be furnished in compliance with the applicable Laws/Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(iv)       to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys' work for such Party and such attorneys are bound by an obligation of confidentiality;

(v)        to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(vi)       to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(vii)      to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that such Party shall comply with the requirements of Article 14.10 hereunder;

(viii)     to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential;

(ix)       to the other parties to the Contract and the JOA and the Government solely to the extent as may be required in connection with the Preferential Rights to satisfy the Conditions Precedent; and

(x)        to the other parties, including the Government of the Republic of Senegal, to the Hydrocarbon Exploration and Production Sharing Contract granted by the Republic of Senegal dated January 17, 2012 covering the Saint Louis Offshore Profond Block, and the Hydrocarbon Exploration and Production Sharing Contract granted by the Republic of Senegal dated January 17, 2012 covering the Cayar Offshore Profond Block solely to the extent as may be required to satisfy the conditions precedent specified in that certain Farmout Agreement concerning the Saint-Louis Offshore Profond Block and the Cayar Offshore Profond Block, Offshore Senegal between Kosmos Energy Senegal and Farmee of even date with this Agreement.

9.2        Disclosure as pursuant to Articles 9.1(v) and (vi) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 9.1(v) and (vi), whichever is applicable, with respect to the disclosing Party.

ARTICLE 10

NOTICES

A. All notices authorized or required between the Parties by any of the provisions of this Agreement shall be:

(i) in writing (in English) and addressed to the relevant Party as set out in this Article 10.A (unless such party gives notice in writing of a change of address or addressee as set out below);

(ii) must be signed or in the case of a facsimile, appear to have been signed, by an authorized representative of the sender;

(iii) regarded as given and received:

(a) if delivered by hand or by express courier, when delivered to the addressee; or

(b) if sent by post, three Business Days from and including the date of postage; or

(c) if sent by facsimile transmission, when the transmission is successfully transmitted as reported by the sender’s machine,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9:00am on the following Business Day.  E-mail notification of any notices delivered pursuant to this Article will also be provided for information only.

B. A facsimile transmission is not regarded as successfully transmitted if the addressee telephones the sender within four (4) hours after the transmission is received or regarded as received under Article 10.A(iii)(c) and informs the sender that it is not legible or incomplete.  E-mail addresses are provided for convenience only.

FARMOR:

Kosmos Energy Mauritania

c/o Wilmington Trust (Cayman Islands)	c/o Kosmos Energy, LLC
4th Floor, Century Yard	8176 Park Lane, Suite 500

Cricket Square, Hutchins Drive	Dallas, TX 75231 USA
Elgin Avenue, George Town
Grand Cayman KY1-1209	E-mail: kosmosgeneralcounsel@kosmosenergy.com
Fax: +1 214 445-9705
E-mail: MauritaniaNotifications	Attn.: General Counsel
@kosmosenergy.com
Fax: +1 214 445-9705
Attn.: Jesse Noah, Vice President,
Exploration, North Africa

FARMEE:

BP Exploration (West Africa) Limited
Chertsey Road
Sunbury-on-Thames
Middlesex
TW16 7BP
United Kingdom
E-mail: andy.lane@uk.bp.com
Attn.: Andy C. Lane, Head of Business Development, Gas Value Chain.

ARTICLE 11

LAW AND DISPUTE RESOLUTION

11.1       Governing Law

This Agreement, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with the laws of England and Wales, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

11.2       Dispute Resolution

A. Except as may be otherwise agreed in the JOA, any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination, which the Parties do not resolve amicably within a period of twenty (20) days from the giving of a notice by one Party to the other Party notifying the dispute, shall be resolved by three arbitrators in accordance with the Arbitration Rules of the International Chamber of Commerce. Each Party shall appoint one arbitrator within thirty (30) days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators have been appointed. If a Party fails to appoint its Party-appointed arbitrator or if the two Party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the remainder of the three arbitrators not yet appointed shall be appointed in accordance with said Rules. The seat of arbitration shall be London, England.  The proceedings shall be in the English language.  The resulting arbitral award shall be final and binding, and judgment upon such award may be entered in any court having jurisdiction thereof.  A dispute shall be deemed to have arisen when either Party notifies the other Party in writing to that effect.  Any monetary award issued by the arbitrator shall be payable in United States Dollars.  It is expressly agreed that the arbitrators shall have no authority to award special, indirect, consequential, exemplary or punitive damages.  The Parties waive any right to refer any question of law and any right of appeal on the law and/or merits to any court.

B. All discussions, negotiations and arbitration conducted between the Parties under this Article 11.2 (including a settlement resulting from negotiation or an arbitral award, documents exchanged or produced during an arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (under Article 9) to the extent necessary to enforce this Article 11 or any arbitration award, to enforce other rights of a Party, or as required by law or stock exchange; provided, however, that breach of this confidentiality provision shall not void any settlement or award.

ARTICLE 12

FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its rights or obligations under this Agreement, other than the obligation to pay any amounts due, then the rights or obligations of the Party giving such notice, so far as and to the extent that the rights or obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party.  For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Contract.

ARTICLE 13

DEFAULT

If Farmee fails to pay any payment (or part thereof) that becomes due and payable pursuant to the terms of this Agreement by the due date for payment it shall pay interest on such sum for the period from and including the due date up to the date of actual payment at the rate per annum which is the aggregate of the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits (as published in London by the Financial Times or if not published, then by The Wall Street Journal) and five (5) percentage points. The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be payable and compounded monthly.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

ARTICLE 14
GENERAL PROVISIONS

14.1      Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2      Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

14.3      Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character.  Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

14.4       Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

14.5       Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

14.6       Modifications and Assignment

(i) Subject to Article 14.6(ii) and Article 14.6(iii), there shall be no modification or assignment of this Agreement or the rights and obligations under it except by written consent of both Parties.

(ii) Farmee shall be entitled to assign, novate or transfer its rights and obligations under this Agreement to a Wholly-Owned Affiliate of Farmee and Farmor shall sign any documentation reasonably required in order to effect such assignment, novation or transfer.

(iii) Farmor shall be entitled to assign, novate or transfer its rights and obligations under this Agreement to a Wholly-Owned Affiliate of Farmor, provided that any assignment, novation or transfer of any of Farmor's obligations under this Agreement shall be subject to and conditional upon the Farmor having first delivered to the Farmee a legally binding and enforceable guarantee from the ultimate parent company of the Farmor and the Wholly-Owned Affiliate (in a form reasonably acceptable to Farmee) guaranteeing the performance and payment of all obligations and liabilities of the Farmor under this Agreement. Subject to satisfaction of the requirements of this Article 14.6(iii), Farmee shall sign any documentation reasonably required in order to effect such assignment, novation or transfer. In the event that a Farmor parent guarantee is delivered to Farmee in accordance with this Article 14.6(iii), the obligations of Farmor under Article 7.7 of this Agreement shall cease to apply from the effective date of such Farmor parent guarantee.

14.7     Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the Contract, this Agreement shall prevail unless such would be in violation of the Laws/Regulations of the Islamic Republic of Mauritania or the terms of the Contract.

14.8       Interpretation

A. Headings: The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

B. Singular and Plural: Reference to the singular includes a reference to the plural and vice versa.

C. Gender: Reference to any gender includes a reference to all other genders.

D. Article: Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.

E. Include: "include" and "including" shall mean to be inclusive without limiting the generality of the description proceeding such term and are used in an illustrative sense and not a limiting sense.

F. Performance of an obligation of any kind by a Party must be carried out at that Party’s cost, unless this Agreement states otherwise.

G. The Exhibits form part of this Agreement and have full force and effect as expressly set out in the main body of this Agreement.

H. References in this Agreement to any agreement shall be construed as a reference to such agreement as the same may be supplemented, amended or novated from time to time.

14.9      Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Farmor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

14.10    Public Announcements

No public announcement or statement regarding the terms or existence of this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement or statement shall include only that portion of information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required.  Such opinion, along with the proposed public announcement or statement, shall be delivered to the other Party no later than two days prior to any such public announcement or statement.

14.11    Third Party Rights

The Parties agree that no term of this agreement is intended to be enforceable by a person, firm, company or other entity who is not a party to this agreement, whether pursuant to the Contracts (Rights of Third Parties) Act 1999 or otherwise.

14.12    Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties, including the confidentiality agreement made between the Parties dated 5 April 2016 (as subsequently amended).

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

Executed for and on behalf of KOSMOS ENERGY MAURITANIA

Signed:	/s/ Christopher Ball

Print name:	CHRISTOPHER BALL

Executed for and on behalf of BP EXPLORATION (WEST AFRICA) LIMITED

Signed:	/s/ Andrew Lane

Print name:	ANDREW LANE

EXHIBIT A

ELIGIBLE DISCOVERY

Part 1

Tortue Discovery Area

EXHIBIT A

ELIGIBLE DISCOVERY

Part 2

Marsouin Discovery Area

EXHIBIT B

NOT USED

EXHIBIT C

CONTRACT AREA

N
C6
C12
C13
C8
Mauritania
Senegal
0 5 10 20 30 40
km

C-8 Area
WGS 84 UTM 28N
8990 sqkm

X	Y
190000.00	1925000.00
250000.00	1925000.00
250000.00	1885000.00
260000.00	1885000.00
260000.00	1880000.00
255000.00	1880000.00
255000.00	1805000.00
265000.00	1805000.00
265000.00	1800000.00
235000.00	1800000.00
017 28 37.155 W	16 04 00.000 N
017 53 50.368 W	16 04 00.000 N
190000.00	1925000.00

C6 Area
WGS 84/ UTM 28N
4300 sqkm

X	Y
335000.00	2105000.00
335000.00	2045000.00
290000.00	2045000.00
285000.00	2045000.00
285000.00	2050000.00
260000.00	2050000.00
260000.00	2060000.00
260000.00	2080000.00
250000.00	2080000.00
250000.00	2100000.00
315000.00	2100000.00
315000.00	2105000.00

C-13 Area
WGS 84/ UTM 28N
5873.92 sqkm

X	Y
150000.00	1975000.00
190000.00	1975000.00
017 53 50.368 W	16 04 00.000 N
018 16 15.047 W	16 04 00.000 N
150000.00	1860000.00
165000.00	1860000.00
165000.00	1890000.00
185000.00	1890000.00
185000.00	1915000.00
175000.00	1915000.00
175000.00	1940000.00
155000.00	1940000.00
155000.00	1945000.00
150000.00	1945000.00

C-12 Area
WGS 84 UTM 28N
5150 sqkm

X	Y
235000.00	2100000.00
250000.00	2100000.00
250000.00	2080000.00
260000.00	2080000.00
260000.00	2050000.00
285000.00	2050000.00
285000.00	2045000.00
270000.00	2045000.00
270000.00	1935000.00
235000.00	1935000.00
235000.00	2100000.00

EXHIBIT D

FORM OF JOA NOVATION AGREEMENT

NOVATION AGREEMENT NO. __

To

AMENDED AND RESTATED JOINT OPERATING AGREEMENT

IN RESPECT OF

OFFSHORE MAURITANIA

Between

Kosmos Energy Mauritania

and

LA SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER

JOA NOVATION AND AMENDMENT AGREEMENT NO. X_

(Block C_, Offshore Mauritania)

THIS JOA NOVATION AND AMENDMENT AGREEMENT (the “Agreement”) is made as a Deed this ___ day of _______________ 201_ by and among La Société Mauritanienne Des Hydrocarbures et de Patrimoine Minier, the national oil company of the Islamic Republic of Mauritania, incorporated by Decree No. 2005-106 dated 7 November 2005 as amended by Decree No. 2009-168 dated 3 May 2009 and Decree No. 2014-01 dated 6 January 2014 under the laws of the Islamic Republic of Mauritania and having its registered office at Ilot K, Rue 42-133,No. 349, BP 4344, Nouakchott, Islamic Republic of Mauritania (“SMHPM”), Kosmos Energy Mauritania, a Cayman Islands company whose office is located at 4th Floor, Century Yard, Cricket Square, Hutchins Drive, Elgin Avenue, George Town, Grand Cayman, KY1-1209, Cayman Islands (“Kosmos”), and BP Exploration (West Africa) Limited, registered in England and Wales and having it registered office at Chertsey Road, Sunbury-on-Thames, Middlesex. TW16 7BP, U.K. (“BP”), collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

SMHPM and Kosmos have entered into that certain Exploration and Production Contract for Block C_ dated 5 April 2012 with the Islamic Republic of Mauritania, as amended and supplemented, (the “Petroleum Agreement”) and that certain Amended and Restated Joint Operating Agreement dated 1 December 2014, as amended and supplemented, (“JOA”), all documents covering the area known as Block C_, Offshore Mauritania;

Kosmos wishes to transfer (the “Transfer”) to BP an undivided sixty-two percent (62%) Participating Interest, as defined in the JOA (the “Transferred Interest”);

This Agreement will be effective from the earlier to occur of: (a) date of the letter from the Minister of Petroleum, Energy and Mines n° ................... dated ...................... approving the Transfer; and (b) the date on which the Minister of Petroleum, Energy and Mines is deemed to have approved the Transfer in accordance with the Petroleum Agreement   (the “Transfer Effective Date”); and

SMHPM, Kosmos and BP have agreed to execute this Agreement, confirming the release of Kosmos and consent to the assumption by BP, respectively, of the Transferred Interest and amending the JOA on the terms set out herein.

AGREEMENT

Subject to the Minister of Petroleum, Energy and Mines approving (or being deemed to approve) the Transfer, and with effect from 00.01 hours (Mauritania time) on the Transfer Effective Date the Parties hereby agree as follows:

1.          Each of the Parties severally agrees:

(a)         Kosmos shall cease to be liable for the Transferred Interest and BP shall take the place of Kosmos in respect of the Transferred Interest and shall assume the obligations and liabilities and be entitled to the rights and benefits of Kosmos in such Transferred Interest as of the Transfer Effective Date;

(b)        Kosmos shall continue to be liable for all liabilities, obligations, duties and claims arising under the JOA in respect of the Transferred Interest, whether actual, accrued or contingent, relating to the period prior to the Transfer Effective Date;

(c)         BP undertakes and covenants to observe, perform, discharge and be bound by all liabilities, obligations, duties and claims arising under the JOA in respect of the

Transferred Interest accrued or otherwise arising on or after the Transfer Effective Date; and

(d)         SMHPM releases and discharges Kosmos from its liabilities, obligations, duties and claims assumed by BP pursuant to sub-clauses 1(a) and 1(c) above and accept the assumption by BP of such liabilities, obligations, duties and claims in place thereof.

2.          Article 3.2 (A) of the JOA is hereby amended and restated in its entirety as follows:

The Participating Interests of the Parties are:

SMHPM	10%

Kosmos	28%

BP	62%

TOTAL	100%

3.          Additionally, the following provisions  of the JOA are hereby amended and restated in their entirety as follows:

(a)   In the opening paragraph, Party No 2 is deleted and replaced with:

“2.  BP Exploration (West Africa) Limited, a company incorporated under the laws of England and Wales and having its registered office at Chertsey Road, Sunbury-on-Thames, Middlesex. TW16 7BP, U.K. (“BP”): and”

(b)   All references to “Chevron Mauritania Exploration Limited” are deleted and replaced by “BP Exploration (West Africa) Limited”; and all references to “Chevron” are deleted and replaced by “BP”.

(c)   Article 1.40 is deleted and all other references to the First Well and Chevron’s election regarding the First Well are deleted.

(d)  the third and fourth Recitals are deleted and replaced by the following:

“WHEREAS, Kosmos and BP entered into a Farmout Agreement dated 15 December 2016 and SMHPM elected not to exercise its pre-emption rights under this Agreement to acquire the Participating Interest proposed to be assigned to BP by letter n° ................... dated ......................:”

“WHEREAS, the Parties, following approval by the Minister of Petroleum, Energy and Mines by letter n° ................... dated ...................... and Kosmos’ transfer of a sixty two percent (62%) Participating Interest to BP, desire to define their respective rights and obligations with respect to their operations under the Contract.”

(e)   Article 1.76 is deleted and replaced with the following:

“Technical Operations means exploration activities within the scope of the Agreement conducted by the Technical Operator on behalf of all Parties on or after the Operator Transfer Effective Date during the Exploration Period, as further designated in Articles 4.2(C) and 4.2(D).”

(f)   Article 1.77 is deleted and replaced with the following:

“Technical Operator means Kosmos or its Affiliate as designated under Article 4.1B.”

(g) The second paragraph of Article 3.4(E) is deleted and replaced with the following:

“For the avoidance of doubt, as from ________(Transfer Effective Date) the aggregate amount payable by each Party (other than the NOC) in respect of its Participating Interest and the portion of the Carried Interest Amount to be borne by such Party pursuant to Article 3.4(B) in respect of Joint Operations, based on the Participating Interests set out in Article 3.2(A) shall be:

Kosmos	31.11%

BP	68.89%

Total	100%”

(h)   Articles 1.79 to 1.81 are renumbered as Articles 1.80 to 1.82, respectively, and the following is inserted as new Article 1.79:

"Transfer Effective Date has the meaning given in the Novation and Amendment Agreement entered into in respect of this Agreement on [….]."

(i)   Article 3.1(C) is deleted.

(j)  The fourth paragraph of Article 3.4(E) is deleted.

(k)  Article 4.1(A) is deleted and replaced with the following:

(A) “Operator.  Subject to Article 4.1(B) and with effect from 1 April 2017 (or such later date as is mutually agreed between the Parties) (the “Operator Transfer Effective Date”, each Party severally appoints BP as Operator for conducting Joint Operations other than Technical Operations within the Exploration Area during the Exploration Period and as Operator pursuant to any Exploitation Authorization and BP agrees to act as such in accordance with this Agreement as from the Operator Transfer Effective Date.”

(l)   Article 4.1(B) is deleted and replaced with the following:

“During the Exploration Period Kosmos will be the Technical Operator for Technical Operations until such time as the Exploration Period expires in accordance with article 3 of the Contract.  The costs arising in connection with those activities shall be charged to the Joint Account.  Articles 4.2(B)(1)-(4), (6)-(12) and (15)-(17), 4.2(E), 4.3, 4.4, 4.6, 4.8, 4.9, 4.10, 4.11, 4.12, 6.6, 6.7, 6.8, 10.1(D), 20.1(C) shall apply, mutatis mutandis, to the Technical Operator.  Exploitation Area operations will be conducted separately, with Exploration Area operations continuing in the other areas.”

(m)  Article 4.1(C) is deleted.

(n)  Article 4.2(D) is deleted and replaced with the following:

“Technical Operator is responsible for all exploration activities conducted prior to a decision by the Operating Committee to appraise a discovery pursuant to Article 6.1., including but not limited to:

1.   Undertake petroleum system analysis (PSA) including basin/play assessment and prospect identification, evaluation, maturation and ranking;

2.   Formulate exploration strategy, in consultation with Operator, including:

a.   2D / 3D seismic

b.   Drilling – number, timing, sequencing and location of wells;

3.   Oversee post – well analysis and studies for all exploration drilling;

4.   Define exploration relinquishment areas, as necessary, in consultation with Operator;

5.   Propose extensions, if applicable, for exploration areas;

6.   Carry out all exploration operations in coordination with Operator, including:

a.  EIAs;

b.  2D / 3D seismic – survey planning, contracting, and acquisition / processing; and

c.  Wells – planning, design, permitting, contracting and operating of exploration well operations (including drilling, coring, logging and testing);

7.   Co – ordinate all daily activities in support of exploration operations including reports and meetings;

8.   Provide Operator as necessary and in a timely manner, with all exploration information in support of partner and government meetings, such as TCM’s, OCM’s and visits, including:

a.	Information and/or reports required by Operator for submission to JOA parties (i.e. OCM materials and resolutions, exploration WP&B, AFEs, costs, cash calls, etc.);

9.   Accompany and attend all Exploration–related meetings with partners and/or government; and

10.  Definition of discovery area under Article 6.1(C) by Technical Operator, in consultation with Operator.”

(o)   The reference to "Technical Operator (or Operator if he assumes the duties of Technical Operator)" in first sentence of Article 4.3(B) is replaced with a reference to "Operator".

(p)   For the purpose of service of notices under the terms of Article 17 of the JOA, the contact details of BP are:

BP Exploration (West Africa) Limited

Chertsey Road

Sunbury-on-Thames

Middlesex

TW16 7BP

E-mail: andy.lane@uk.bp.com

Attn.:Andy C. Lane, Head of Business Development, Gas values Chain.

4.          By executing this Agreement, SMHPM hereby: (a) gives its consent to the Transfer pursuant to Article 12.1(D) of the JOA; and (b) waives any rights in respect of the Transfer under Article 12.1(F) of the JOA.

5.         This Agreement shall constitute all actions, consents, confirmations, agreements, and undertakings required under the JOA of Kosmos and SMHPM and BP in respect of: (a) the Transfer with effect from Transfer Effective Date; and (b) the appointment of BP as Operator (as defined in the JOA) and Kosmos as Technical Operator (as defined in the JOA, as amended herein) with effect from the Operator Transfer Effective Date.

6.          Except as expressly provided in this Agreement, all other provisions of the JOA shall remain in full force and effect and binding on the parties thereto, insofar as the same are in force and effect and binding on those parties immediately prior to the Transfer Effective Date.

7.          Except as expressly provided in this Agreement, the terms of this Agreement shall be effective as of the Transfer Effective Date.  Each reference in this Agreement (including the Recitals) to the JOA shall be construed and have effect as a reference to the same as it may have been supplemented, amended, extended, or novated prior to the date hereof.

8.          This Agreement may be executed in any number of counterparts with the same effect as if the signatures on the counterparts were upon a single engrossment of this Agreement provided that this Agreement shall not be effective until all Parties have executed a counterpart.

9.          Nothing in this Agreement shall confer on any third party any right to enforce any term of this Agreement.

10.        This Agreement is governed by and shall be construed in accordance with the laws of England and Wales, exclusive of any conflicts of law principles that could require the application of any other law.

11.        Any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to its construction, validity, interpretation, enforceability or breach of this Agreement shall be resolved in accordance with Article 18.2 of the JOA.

IN WITNESS WHEREOF this Agreement has been executed and delivered as a Deed on behalf of the Parties on the day and year first above written.

LA SOCIETE MAURITANIENNE DES HYDROCARBURES ET DE PATRIMOINE MINIER	BP EXPLORATION (WEST AFRICA) LIMITED

BY:	BY:

NAME:	NAME:

TITLE:	TITLE:

WITNESS:	WITNESS:

KOSMOS ENERGY MAURITANIA

BY:

NAME:

TITLE:

WITNESS:

EXHIBIT E

FORM OF DEED OF ASSIGNMENT

DEED OF ASSIGNMENT

IN

EXPLORATION AND PRODUCTION CONTRACT

FOR

BLOCK C_

The present deed of assignment is concluded between:

KOSMOS ENERGY MAURITANIA, a company organized and established under the laws of the Cayman Islands, whose registered office is located at 4th Floor, Century Yard, Cricket Square, Hutchins Drive, Elgin Avenue, George Town, Grand Cayman KY1-1209, Cayman Islands, hereinafter named "KOSMOS", (the “Assignor”), herein represented by its __ [title, name of person signing]_,

AND

BP EXPLORATION (WEST AFRICA) LIMITED, a company incorporated under the laws of the England and Wales, whose registered office is at Chertsey Road, Sunbury-on-Thames, Middlesex, TW167BP, England, hereinafter referred to as “BP” (the “Assignee”), herein represented by its [title, name of person signing]_;

BP and KOSMOS are collectively referred to hereinafter as the “Parties”

PREAMBLE

A.        The Islamic Republic of Mauritania and KOSMOS are parties to the Exploration and Production Contract for Block C_, offshore Mauritania, dated 5 April 2012 and with an effective date of 15 June 2012 and pursuant to article 21 of the Contract the Government through La Société Mauritanienne Des Hydrocarbures et de Patrimoine Minier ("SMHPM") acquired as at the effective date of the Contract a Participating Interest of ten percent (10%) (the “Petroleum Agreement”).  Pursuant to Article 3 of the Petroleum Agreement, an exploration authorization has been issued and extended by the Minister of Petroleum, Energy and Mines in accordance with the Petroleum Agreement.

B.        Chevron Mauritania Exploration Limited pursuant to an assignment agreement dated 1 December 2014 approved by the Minister of Petroleum, Energy and Mines (letter n° 221 dated 13 March 2015) acquired a Participating Interest of thirty percent (30%) in the Petroleum Agreement; and subsequently as of 9 June 2016 Chevron Mauritania Exploration Limited withdrew from and relinquished its Participating Interest in the Petroleum Agreement.

D.        In accordance with the Petroleum Agreement, SMHPM and KOSMOS are holders of the exclusive right to perform Petroleum Operations, as defined in the Petroleum Agreement in the area defined by the Petroleum Agreement;

E.        Article 22 of the Petroleum Agreement permits the Parties to the Petroleum Agreement to assign and transfer in whole or in part their Percentage Interest as defined by the

1

Petroleum Agreement to a third party;

F.         Article 22 of the Petroleum Agreement require the approval of the Minister of Petroleum, Energy and Mines before an assignee may acquire any rights pursuant to the Petroleum Agreement;

G.        Kosmos requested the prior approval of the Minister of Petroleum, Energy and Mines by its letter n° ................... dated ......................; and the Minister of Petroleum, Energy and Mines provided the requested approval by letter n° ................... dated .......................

In witness whereof, the Parties have agreed the following between themselves in consideration of the obligations set out in the present deed of assignment:

Article 1

Pursuant to the Petroleum Agreement, KOSMOS assigns and transfers, and BP accepts by the present document, an undivided sixty-two percent (62%) Percentage Interest in the Petroleum Agreement (the “BP Assigned Interest”) effective as of the date of the letter from the Minister of Petroleum, Energy and Mines n° ................... dated ...................... (the “Effective Date”), so that the Percentage Interest held by the parties in the Petroleum Agreement at the Effective Date is as follows:

SMHPM	ten percent (10%)

KOSMOS	twenty-eight percent (28%)

BP	sixty-two percent (62%)

Article 2

BP acknowledges and accepts that it shall assume and fulfil all the obligations, responsibilities and duties from the Effective Date, under the Petroleum Agreement that may arise after this date related to the BP Assigned Interest.

BP agrees to indemnify and hold KOSMOS harmless from and against all such obligations, liabilities, duties, costs and expenses arising out of operations relating to the Petroleum Agreement which accrue after the Effective Date to the extent they are related to the BP Assigned Interest.

Article 3

KOSMOS declares and warrants by the present deed of assignment that immediately before the Effective Date it is the owner of the BP Assigned Interest and that it has not, with the exception of the transfers Participating Interest referenced in sections A and B of the Preamble, in any way previously transferred, assigned or pledged its interest under the Petroleum Agreement

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constituting the object of the present assignment to BP, and KOSMOS shall undertake to indemnify and shall hold BP harmless from all claims, losses or damages that BP may suffer or incur owing to a violation of the above declaration and warranty.

KOSMOS herein commits to indemnify and hold BP harmless from all responsibilities and obligations relating to the BP Assigned Interest which accrue before the Effective Date.

Article 4

The Parties shall sign all other documents and shall carry out all other requirements that may be necessary or desirable in order to confirm or record the assignment of the BP Assigned Interest, and to put this into effect in accordance with the laws of the Islamic Republic of Mauritania.

Article 5

All the terms used in the present deed of assignment (with the exception of the term “Parties”) have the same definition as that indicated in the Petroleum Agreement.

In witness whereof, the Parties have duly signed this deed of assignment in four (4) original copies in the French language and in three (3) copies in the English language on the ___ day of __________________.

BP EXPLORATION (WEST AFRICA) LIMITED

By:

Position:

Witness:

KOSMOS ENERGY MAURITANIA

By:

Position:

Witness:

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EXHIBIT F

NOT USED

4

EXHIBIT G

NOT USED

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EXHIBIT H

Farmor Warranties

1.            Incorporation and Capacity

1.1          Farmor is duly incorporated with limited liability and validly existing under the laws of the Cayman Islands.

1.2         The documents which contain or establish Farmor’s constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, Farmor to execute and deliver this Agreement and perform the transaction contemplated by this Agreement, which Agreement will constitute legally binding obligations on Farmor and not cause Farmor to violate any applicable law, judgment, order, permit or any other Agreement, consent or instrument binding on Farmor.

2.           Performance

Subject to fulfilment of the Conditions Precedent, the signing and delivery of this Agreement and the performance of any of the transactions contemplated by this Agreement will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which Farmor or any of its Affiliates or their respective assets is bound or affected or cause any limitation on Farmor or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise to be exceeded and which would result in Farmor being unable to perform its obligations under this Agreement.

3.           Solvency

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up or for the appointment of a liquidator or provisional liquidator of Farmor.

4.           Sole Ownership

Farmor is a party to the Interest Documents and the sole legal and beneficial owner of the Interests.

5.           Right to Assign

Following fulfilment of the Conditions Precedent, Farmor will have the right, subject to Approval, to transfer and assign full legal and beneficial ownership of the Interests to Farmee.

6.           No Encumbrance

Subject to the provisions of the Interest Documents, no Encumbrance is in existence and in force over the Interests nor, subject as aforesaid, is there in effect any agreement or commitment to create the same; nor are there any other matters which restrict Farmor’s ability freely to dispose of the Interests.

7.           Interests and Interest Documents

7.1         Farmor has not committed any breach of the Interest Documents nor received notice (in its role as Operator under the Contract and JOA) and not otherwise aware that any of the other parties to any of the above-mentioned documents has committed any breach.

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7.2         The Interests and all rights and interests of Farmor thereunder or deriving therefrom are in full force and effect.

7.3         No notice has been given to Farmor or, that Farmor is aware of, to any party to the Interest Documents (other than Farmor and Farmee) by the Government of any intention to terminate, amend or revoke the Contract.

7.4         No area under the Contract is in the course of being surrendered or relinquished in whole or in part, and there is no proposal to do so.

7.5         Farmor has not given any notice of withdrawal from the Contract.

7.6         Farmor is not aware of any facts which would have a material adverse impact on the value of the Interests.

7.7         The Contract is currently in the first renewal phase of the exploration period and no party to the Contract has issued a notice under the Contract to apply for an extension of any current Exploration Period (as defined in the Contract) or for entry into a new phase of the Exploration Period.

7.8         All guarantees required pursuant to the terms of the Contract have been provided by Farmor, accepted by the Government and are in full force and effect.

7.9         No vote to remove Farmor in its capacity as operator under the Contract or JOA is pending or has been proposed, and Farmor, in its capacity as operator under the Contract or JOA, has not intimated that it intends to resign as such.

7.10       Not Used

7.11       The Contract Area is the accurate delineated area covering the Contract and is not, in full or in part, subject to any competing or overlaying claim by a third party or group of parties.

8.           No Litigation

8.1         Farmor is not a party to any litigation or arbitration or administrative proceedings in respect of which a writ or summons or other formal pleading has been served or judgement issued, nor is there any claim (whether or not formulated within a formal pleading as aforesaid) or dispute in relation to, and which is likely materially to prejudice or detrimentally affect in any manner, the Interests, and Farmor is not aware that any such litigation, arbitration, administrative proceedings, claim or dispute are threatened or pending either by or against Farmor, and there are no facts known to Farmor which are likely to give rise to any claim or dispute which is likely so to prejudice or detrimentally affect in any manner the Interests, and none of the parties to the Interest Documents is a party to any litigation, arbitration or administrative proceedings or any claim or dispute or judgment in relation to, and which is likely to prejudice or detrimentally affect in any manner, the Interests.

8.2         There are no overlaps, competing claims or disputes in relation to the Contract Area from any third party.

9.           Insurance

9.1         The insurance policies maintained by Farmor in respect of the Interests have at all material times afforded to Farmor adequate cover against such risks as companies carrying on the same

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type of business as Farmor commonly cover, and the full terms of all such insurance policies are included in the Disclosure Documents.

9.2         All premiums due in respect of those insurance policies have been fully paid and there are no circumstances which may lead to liability under any such insurances being avoided by the insurers and none of the insurances is subject to any special or unusual terms or restrictions.

9.3         No claim is outstanding under any of the insurances and no circumstances exist which are likely to give rise to any such claim.

10.         Interest Documents

The Interest Documents are the only documents of which Farmor is aware which govern or relate to the creation, existence and validity of the Interests and are the only agreements to which Farmor is party relating to the Interests, and Farmor has made available to Farmee accurate and complete copies of the Interest Documents, save that, where Farmor has provided any translation of a document, Farmor has done so as a courtesy to Farmee and Farmor makes no warranty as to the accuracy of such translation.

11.         Provision of Information

11.1       Farmor has in its possession or has access to all Data and information relating to the Interests (including complete copies of all material geological, geophysical, well and field development data and any other information in the possession of Farmor or any of its Affiliates relating to the evaluation of the proven, probable and possible reserves in the Contract Area and on reservoir volume and performance) to which it is entitled under the terms of the Interest Documents and all such Data and information is included in the Disclosure Documents.

11.2       Each Answer is true and accurate in every material respect.

12.         No Force Majeure

Farmor is not aware of any force majeure event or other event which would excuse or has excused performance of any of the obligations of Farmor which have arisen under any of the Interest Documents and this Agreement.

13.         Tax

13.1       Farmor has, since it acquired the Interests, complied with all statutory requirements, regulations, orders, provisions, directions or conditions in relation to the Interests concerning Tax including the making on time of accurate returns and payments and the proper maintenance and preservation of records and Farmor has not been given any penalty, notice or warning regarding the same.

13.2       Farmor is not involved in any dispute, and is not the subject of any enquiries, with any Tax authority or any other appropriate fiscal authority, whether of the Islamic Republic of Mauritania or elsewhere, concerning any matter likely to affect the Interests in any way other than routine enquiries of a minor nature following the submission of computations and returns.

13.3       All documents under which Farmor derives title to the Interests and which attract transfer tax have been duly stamped, if required, and are in the possession of Farmor or under its control.

14.         Environmental

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14.1       Farmor has not been notified of the occurrence of any environmental incident concerning the Interests and operations related thereto.

14.2       Farmor has not received any demands, notices, orders or directives under any environmental laws, whether or not with respect to any breach thereof, nor in relation to any environmental liabilities which require any remedial work, clean up or any other such work, repairs, construction or capital expenditures with respect to the Interests or the operations related thereto or use or ownership thereof which have not been fully complied with.

14.3       No complaint has been filed by any governmental department, body or agency or any non-governmental group or organization in respect of the Interests concerning any environmental damage, injury, alleged damage or breach of any legislation, rules, regulations and orders relating to the environment.

15.         Bribery and Anti-Corruption

15.1     Neither Farmor nor any of its Affiliates nor their respective Associated Persons:

(i)      has been, is or will be engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would constitute a violation of the Anti-Corruption Laws and Obligations either with respect to itself or with respect to the Farmee;

(ii)     has paid, offered, promised or authorized the payment, directly or indirectly, of any monies or anything of value to any Government Official (as defined in the Joint Operating Agreements), for the purpose of improperly influencing any act or decision of such Government Official or improperly inducing such Government Official to use his or her influence with a government or instrumentality thereof to obtain or retain business or direct business to any Person in connection with the Interest Documents or this Agreement; or

(iii)     Farmor is not aware that it is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body regarding any offence or alleged offence under the Anti-Corruption Laws and Obligations related to the Interest Documents or this Agreement, and no such investigation, inquiry or proceedings has been threatened, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

15.2     Farmor is not aware after due inquiry, that any Person:

(i) has engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would violate the terms of the Anti-Corruption Laws and Obligations, even if that Person is outside the jurisdiction or scope of those laws;

(ii) has paid, offered, promised or authorized the payment, directly or indirectly, of any monies or anything of value to any Government Official, for the purpose of improperly influencing any act or decision of such Government Official or improperly inducing such Government Official to use his or her influence with a government or instrumentality thereof to obtain or retain business or direct business to any Person in connection with the Interest Documents or this Agreement.

15.3       No principal, shareholder (or other equity holder), director, officer or employee of Farmor is or will become during the term of this Agreement a Government Official in the Islamic Republic of Mauritania.

16.         No Fees

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Farmor has not incurred any obligation or entered into any agreement for any investment banking, brokerage, finder’s fee, commission, agency or similar payment in respect of any transaction contemplated by this Agreement for which Farmee may incur any liability.

17.         Operator

17.1       All material permits and licences required to carry out Joint Operations (as defined under the Contract) are held by the Farmor as Operator and valid and subsisting and there has been no material violation thereof.

17.2       Farmor as Operator has complied with the Contract and all applicable laws (including environmental laws) in carrying out the Joint Operations (as defined under the Contract).

17.3       No sole risk activities (as defined under the JOA) have been approved under the Interest Documents and no notices have been received for sole risk activities, or so far as the Farmor as Operator is aware, are likely to be issued.

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EXHIBIT I

Farmee Warranties

1.           Incorporation and Capacity

1.1         Farmee is duly incorporated with limited liability and validly existing under the laws of England and Wales.

1.2         The documents which contain or establish Farmee’s constitution incorporate provisions which authorize, and all necessary corporate action has been taken to authorize, Farmee to execute and deliver this Agreement and perform the transaction contemplated by this Agreement, which Agreement will constitute legally binding obligations on Farmee and not cause Farmee to violate any applicable law, judgment, order, permit or any other Agreement, consent or instrument binding on Farmee.

2.           Performance

Subject to fulfilment of the Conditions Precedent, the signing and delivery of this Agreement and the performance of any of the transactions contemplated by this Agreement will not contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, licence, permit or consent by which Farmee or any of its Affiliates or their respective assets is bound or affected or cause any limitation on Farmee or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise to be exceeded and which would result in Farmee being unable to perform its obligations under this Agreement.

3.           Solvency

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up or for the appointment of a liquidator or provisional liquidator of Farmee.

4.           No Litigation

No litigation, arbitration, administrative proceeding, dispute or judgment against Farmee or to which Farmee is a party which might by itself or together with any such other proceedings have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby, is subsisting or threatened or pending against Farmee or any of its assets.

5.           Anti Bribery and Corruption

5.1         Neither Farmee nor any of its Affiliates nor their respective Associated Persons:

(i)      has been, is or will be engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would constitute a violation of the Anti-Corruption Laws and Obligations either with respect to itself or with respect to the Farmor;

(ii)     has paid, offered, promised or authorized the payment, directly or indirectly, of any monies or anything of value to any Government Official (as defined in the Joint Operating Agreements), for the purpose of improperly influencing any act or decision of such Government Official or improperly inducing such Government Official to use his or her influence with a government or

11

instrumentality thereof to obtain or retain business or direct business to any Person in connection with the Interest Documents or this Agreement; or

(iii)Farmee is not aware that it is the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body regarding any offence or alleged offence under the Anti-Corruption Laws and Obligations related to the Interest Documents or this Agreement, and no such investigation, inquiry or proceedings has been threatened, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

5.2         No principal, shareholder (or other equity holder), director, officer or employee of Farmee is or will become during the term of this Agreement a Government Official in the Islamic Republic of Mauritania.

6.           No Fees

Farmee has not incurred any obligation or entered into any agreement for any investment banking, brokerage, finder’s fee, commission, agency or similar payment in respect of any transaction contemplated by this Agreement for which Farmor may incur any liability.

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EXHIBIT J

EXHIBIT J

Part 1

Firm Work Programme (Exploration and Appraisal)

1.   Exploration Wells

a.   Two firm Exploration Wells in Mauritania to target outboard basin floor fan fairways, with the objective of testing the northern and southern source kitchens within the Contract Area

i.   Each of the Exploration Wells to be drilled to the top of 106_Albian;

ii.  The two firm Exploration Wells in Mauritania, will target, unless otherwise mutually agreed:

1.   A prospect in Block C8 or C13; and

2.   The Lamantin prospect in C12/C6 or an alternative C12/C6 prospect to be mutually agreed by the Parties

2.   DST

a.   A drill stem test (“DST”) within the Tortue Discovery Area

3.   Wells and Schedule

a.   The objective, design and duration of each Exploration Well and the DST to be determined pursuant to the JOA, Operator and Technical Operator to consult, including with the Steering Committee, if necessary, on all recommendations to the Operating Committee.

b.   It is anticipated that the drilling and testing program for the Exploration Wells and the DST will be continuous and conducted in an agreed order.

c.   The program will commence no later May 1 2017.  If for technical reasons beyond the Parties control the entire program cannot be completed in 2017, then the program will be completed as soon thereafter as practicable.

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EXHIBIT J

Part 2

Firm Work Programme (Development)

1.   Development Studies

a.   Operator shall conduct the following activities:

i.    Studies to establish (a) location of breakwater and pre-treatment facility; (b) scope of phase 1 pre-treatment facility; (c) breakwater configuration capable of expansion; and (d) LNG cooling solution capable of expansion

ii.   metocean survey/ report results;

iii.  G&G site survey results at breakwater and Tortue sites;

iv.  Negotiate and finalize  all agreements required with a third party  FLNG contractor;

v.   concept screening to allow expansion of LNG facilities;

vi.  concept process safety, environmental studies and operations philosophy;

vii. flow assurance and water breakthrough risk mitigation studies; and

viii. Any other activities or studies to enable an investment decision on Tortue by the end of 2017.

2.   Schedule

a.   Operator will aim to complete this program by the end of first quarter 2017 to enable an investment decision on Tortue by the end of 2017.

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EXHIBIT K

Operator Transition Provisions

Transition Plan Key Principles

Purpose:

Ensure the joint venture continues to be highly efficient and the transition is seamless

Ensure the Tortue Project continues along its contemplated timeline safely and reliably

Ensure the host Governments view the joint venture transition as a highly efficient and seamless process

Period: Post Initialing – Pre Signing (~6 weeks)

•	Kosmos will inform and consult with BP on all key discussions and key decisions with respect to:

oThe Governments of Mauritania and Senegal

oEngagement with Co-venturers in Mauritania and Senegal

oa third party liquefaction contractor

oICA & UOA

oCommitted exploration activities within the Area of Interest

oTortue DST operations planning & readiness

•	Kosmos and BP identify Joint Transition Team to be charged with creating Transition Plan and a Steering Committee to provide oversight to the Transition process
•	BP implements New Country Entry visit with support from Kosmos

Period: Post Signing – Pre Close (~6 weeks)

•	Joint Transition Team develops detailed plan to transition operatorship and assisting BP in the establishment of relationships post close with the objective of delivering the Purpose outlined above
•	Kosmos will continue to inform and consult with BP on all key discussions and key decisions with respect to Co-venturers in Mauritania and Senegal
•

BP to participate in discussions with any third party liquefaction contractor and participate as an observer in all other joint venture discussions/ working groups as permitted by the National Oil Companies and relevant agreements

•	Kosmos and BP to initiate engagement on activities under the Exploration Partnering Agreement (EPA)

Period: Post-Close

•	Transfer Operatorship to BP with effect from Operator Transfer Date and execute transition plan
•	Kosmos becomes Technical Operator and maintains:

oIts presence in Country with Country offices and Country Managers

oIts key government and NOC relationships in both countries

•	Kosmos is represented in all key meetings with the governments and national oil companies and other key stakeholders
•	BP to initiate set up in Country Presence in line with the transition with support from Kosmos

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EXHIBIT L

Questions and Answers

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EXHIBIT M

ABC Obligations

1.        Neither Party nor any of its Affiliates nor their respective Associated Persons:

(i)        has been, is or will be engaged in any activity, practice or conduct related to the Interest Documents or to this Agreement that would constitute a violation of the Anti-Corruption Laws and Obligations either with respect to itself or with respect to the other Party;

(ii)       has paid, offered, promised or authorized, or will pay, offer, promise or authorize, the payment, directly or indirectly, of any monies or anything of value to any Government Official (as defined in the Joint Operating Agreements), for the purpose of improperly influencing any act or decision of such  Government Official or improperly inducing such Government Official to use his or her influence with a government or instrumentality thereof to obtain or retain business or direct business to any Person in connection with the Interest Documents or this Agreement; or

(iii)      has been or is  the subject of any investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body regarding any offence or alleged offence under the Anti-Corruption Laws and Obligations related to the Interest Documents or this Agreement, and no such investigation, inquiry or proceedings has been or will be threatened, and to the best of such Party’s knowledge, information and belief (after making reasonable enquiries) there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

2.        Each Party shall as soon as possible notify the other Parties of any suspected violations, including any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti-Corruption Laws and Obligations by such Party, or its Affiliates, or any Associated Persons, concerning operations and activities under the JOA and the Contracts. Such Party shall use reasonable efforts to keep the other Parties informed as to the progress and disposition of such investigation or proceeding, except that such Party shall not be obligated to disclose to the other Parties any information that would be considered legally privileged.

3.        Each Party shall defend, indemnify and hold harmless the other Parties for any claims, damages, losses, penalties, costs (including reasonable legal costs and attorneys’ fees), and liabilities arising from, or related to:

(a)       any breach by such Party of the warranties and undertakings set out in paragraph 1;

(b)       such Party’s admission of allegations made by a governmental authority concerning operations and/or activities under this Agreement or the Interest Documents (or any agreements relating thereto) that such Party or its Associated Persons have violated Anti-Corruption Laws and Obligations applicable to such Party; or

(c)       the final adjudication concerning operations and/or activities under this Agreement or the Interest Documents (or any agreements relating hereto) that such Party or its Affiliates or their directors, officers, employees and personnel have violated Anti-Bribery Laws and Obligations applicable to such Party, such indemnity obligations shall survive termination or expiration of this Agreement.

4.          Each Party undertakes to each other Party that, to the extent it has not already done so, it shall:

(a)        Devise and maintain adequate internal controls concerning such Party’s undertakings under paragraph 1;

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(b)       design, implement and maintain comprehensive, “best practice” written policies, resources and procedures to ensure compliance with applicable Anti-Corruption Laws and Obligations and which will address, without limitation, sponsorship and donations, gifts and entertainment, hosting of Public Officials, anti-money laundering, whistle-blowing and responding to demands for improper payments or allegations of bribery, in each case in connection with the activities and operations conducted under or in relation to the Interest Documents and this Agreement (“Anti-Corruption Policies”); and

(c)       Retain books and records evidencing compliance with these paragraphs 1 -7 for a period of at least six (6) Calendar Years.

5.        Each Party shall promptly respond in reasonable detail to any reasonable request from any other Party concerning a notice sent by such Party under paragraph 2 and shall furnish applicable documentary support for such Party’s response, including showing such Party’s compliance with the undertakings set out in paragraph 1.

6.        Each Party warrants that in connection with the Joint Operations it shall obligate any contractor, including but not limited to any sub-agent, representative or other service provider it may engage, that:

(a)       it will conduct appropriate due diligence prior to appointing or engaging such contractor to reasonably assure itself that they are duly qualified to perform the tasks for which they will be engaged and that they are of good reputation; and

(b)       it will impose and secure from the contractor when appropriate given the risk, in writing compliance with the Anti-Corruption Laws and Obligations or a similar obligation.

7.        Each Party undertakes to the other Party that, from time to time and at the reasonable request of each other Party, it shall:

(a)       provide written certification (by providing a certificate of compliance in the form agreed between the Parties and attached at Appendix A and signed by its authorized representative)) that it has complied with its undertakings under paragraph 1; and

(b)       in support of such compliance, provide the other Party with reasonable access to its personnel and to the facilities, warehouses and offices directly or indirectly serving the operation of the JOA and the Contracts and the books, records and other information relating to the JOA and the Contracts, together with the right, where reasonably requested, to make and retain copies of such books, records and information.

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Appendix A

FORM OF CERTIFICATE OF ANTI-BRIBERY COMPLIANCE

[Certifying Party Letterhead]

To:     [.......................], [.......................], [.......................], and [.......................]

Re:     Periodic Certification

Dear Sir,

Pursuant to paragraph 7 of Exhibit M of the Farm out Agreement dated [.......................] between Kosmos Energy Mauritania, and BP Exploration (West Africa) Limited (“Agreement”), the undersigned hereby confirms that throughout the twelve (12) months ending 31st December [.......................], [Certifying Party], its Affiliates and their respective directors, officers, employees and personnel, have complied with their warranties and covenants set out in paragraph 1 of Exhibit M of the Agreement.

The certificate is issued by the undersigned duly authorized representative for and on behalf of [Certifying Party] to the best of his or her knowledge after having made due enquiry as to the matters set out above, but without personal liability on the part of such authorized representative.

Yours faithfully,

Name and Title:...................................................................................................

[an executive director or officer of Certifying Party]

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EXHIBIT N

Farmor Retained Liabilities

Farmor retains responsibility for payment of the signature bonus for Block C6.

There are no other Farmor Retained Liabilities.

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